Exhibit 10.36

SCHEDULE B

ASPREVA PHARMACEUTICALS CORPORATION

As of July 10, 2007
J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Dear Bill:

Re: Change in Control Agreement

Aspreva Pharmaceuticals Corporation (the “Corporation”) considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its members that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Corporation in the event of a Potential Change in Control (as defined in Section 3), without being distracted by the uncertainties which can arise from any possible changes in control of the Corporation.

In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:

1.	Term of Agreement.

This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.	Definitions.

(a)	“Affiliate” means a corporation that is an affiliate of the Corporation under the Securities Act (British Columbia), as amended from time to time.

(b)	“Change in Control” of the Corporation shall be deemed to have occurred:

(i)
if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Equity Securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s outstanding Equity Securities are acquired by a person or persons different from the persons holding those Equity Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Corporation prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Corporation;

(ii)
if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Equity Securities; or

(iii)
if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Corporation; or

(iv)
if the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Corporation.

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance of Equity Securities in connection with a bona fide financing or series of financings by the Corporation.

(c)	“Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)	“Bonus” shall mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.

(e)	“Cause” shall have the meaning set out in Section 19 (Termination by the Corporation for Cause) of the Employment Agreement.

(f)	“Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.

(g)
“Equity Security” in respect of a security of the Corporation, shall have the meaning ascribed thereto in Part II of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

(h)	“Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)
a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)
a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)
a failure by the Corporation to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)	any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act; or

(v)
any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination shall be effective.

(i)
“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(j)	“Potential Change in Control” of the Corporation shall be deemed to have occurred if:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.

3.	Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Corporation occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

4.	Compensation Upon Termination Following Change in Control

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept, subject to your prior resignation as a director of the Corporation at the request of the Board, the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:

(a)
If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.

(b)
If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then, subject to your execution of an effective release of claims against the Corporation, you shall be entitled to the payments and benefits provided below:

(i)
subject to the withholding of all applicable statutory deductions, the Corporation shall pay you, within 7 days after the effective date of your executed release of all claims against the Corporation, but in no case later than March 15 of the year following the year in which the termination occurs, a lump sum equal to 18 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus any guaranteed portion of any Bonus;

(ii)
to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain, at no cost to you,(or reimburse you for the cost of continuing) the health, medical and dental benefits set out in Section 6 (Benefits) of the Employment Agreement during the 18 month period (or such shorter period of time until you become eligible for comparable benefits from a subsequent employer) and will reimburse you for income taxes that you may be required to pay with respect to such continued group benefit coverage to the extent that such coverage is considered a taxable benefit.  Such reimbursement for taxes will be made in four lump sum payments as follows:  as to the taxes relating to up to the first 3 months of continued health coverage, payment shall be made on the date that is two months after the termination date; as to the taxes relating to up to the next 4 months of continued health coverage, payment shall be made on the date that is 7 months after the termination date; as to the taxes relating to up to the next 7 months of continued health coverage, payment shall be made on the date that is 13 months after the termination date; and as to the taxes relating to up to the remaining 4 months of continued health coverage, payment shall be made on the date that is 17 months after the termination date.;

(iii)	the Corporation shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

(iv)
all incentive stock options and trust shares granted to you by the Corporation under any stock option and/or trust share agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which stock options and or trust shares have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

It is intended that (1) each installment of the payments provided under this Section 4 is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding the foregoing, if the Corporation (or, if applicable, the successor entity thereto) determines that the payments provided under this Agreement constitute “deferred compensation” under Section 409A of the Code (together, with any international, state or local law of similar effect, “Section 409A”) and you are a “specified employee” of the Corporation or any successor entity thereto at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed as follows:  on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Corporation (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been delayed pursuant to this Section 4 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

If any payment, distribution or benefit you would receive pursuant to a Change in Control from the Corporation or otherwise, but determined without regard to any additional payment required under this Section 4 (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive from the Corporation an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by you of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

The accounting firm engaged by the Corporation for general audit purposes as of the day prior to the effective date of Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Corporation is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Corporation and you within fifteen calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Corporation or you) or such other time as requested by the Corporation or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Corporation and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  If the accounting firm determines that an Excise Tax is payable, it shall furnish the Corporation and you with an opinion setting forth the amount of the Excise Tax due and the amount of the Gross-Up Payment due, and such Gross-Up Payment shall be paid to you on the later of (i) the date that is six months and one day after the termination date and (ii) the date that is four months after the date on which the accounting firm makes its determination that the Excise Tax is due.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Corporation and you.

If requested by the Board, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, you agree to resign as a director of the Corporation.  You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.	Binding Agreement.

This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Notices.

All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered mail) to the parties at the addresses indicated below.

If to Aspreva:
Aspreva Pharmaceuticals Corporation
c/o Farris Vaughan Wills & Murphy LLP
2500-700 West Georgia Street
Vancouver, British Columbia
Canada  V7Y 1B3
Attention: R. Hector MacKay-Dunn, Q.C.

If to Dr. J. William Freytag:
J. William Freytag, Ph.D.
1203-4464 Markham Street
Victoria, British Columbia
Canada V8Z 7X8

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

7.	Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

9.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.	No Employment or Service Contract

Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Corporation a copy of this letter.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION
By:	/s/ Ron Hunt
Ron Hunt, Chair, Compensation Committee

Accepted and agreed to by J. William Freytag as of July 10, 2007

/s/ J. William Freytag
J. William Freytag, Ph.D.